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Subject Company: International Microcomputer Software, Inc.

Commission File No: 0-15949

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

September 29, 2005
3:00 p.m. CT

Operator:
Good day, and welcome to the IMSI Fourth Quarter and Year End Earnings Results Conference Call. This call is being recorded. At this time, I would like to turn the call over to Chief Financial Officer, Mr. Robert O'Callahan. Please go ahead, sir.

Robert O'Callahan:
Thank you, and good afternoon. This is Robert O'Callahan, the IMSI Chief Financial Officer, and I'm going to introduce the call and thank everyone for joining us today to discuss the year-end at June 30. With me today is Martin Wade, our CEO, and Gordon Landies, our President. We will begin the call by providing an overview of the quarter, and then we'll open up the line for any questions you may have.

Before we begin, let me remind you that various remarks we may make during this presentation are forward-looking statements as defined under the Securities laws, and these remarks involve risks and uncertainties. Statements we make in this presentation concerning trends or outlook for financial results, markets for our products and statements that include the words anticipate, believe, plan, may, will, estimate, project, expect, goal, potential, profitability and other similar future expressions constitute forward-looking statements. Actual results could differ materially from these forward-looking statements due to many factors, including the risk factors set out in our 10-K Report and other public reports. We do not assume an obligation to update any forward-looking statements we may make today.

Now I will turn the call over to Martin Wade, who will lead off with the business overview. Martin?

Martin Wade:	Thank you, Bob. I'd like to summarize our financial performance during the year and discuss our focus for 2006, a transition to primarily an Internet company.

First, I'd like to update our investors on the progress of the merger with Access Media. The merger will create an Internet media business for the Company. Access Media currently is in a market testing stage and is actively testing different offers in different markets to determine how best to roll out its subscription business for accessing media through personalized media searches. Access Media plans to launch a fully active version of its media subscription business by the end of this calendar year. We continue to work to fulfill the definitive agreement signed in early August with Access Media Networks. We are preparing the proxy and anticipate this will be completed within the coming weeks. However, I cannot indicate a definite date for release.

I would like to point out one significant factor that Access Media has not required any cash infusion under our joint operating agreement as of this date.

Putting our business in context, in July we closed a deal to sell our subsidiary, Allume Systems, for approximately $12.75 million, with $11 million in cash and almost 400,000 shares of common stock of Smith Micro Software, then valued at $1.75 million. This sale was part of our announced strategy to focus on our businesses that distribute content over the Internet. Given this opportunity, management determined that we have higher and greater opportunities to invest in our existing businesses and offerings, using the asset to create a higher growth and profit picture.

We also invested in our House Plans business in July with the acquisition of Weinmaster Homes Ltd., which closed on July 1, 2005. The purchase of Weinmaster was for $4 million, with $3 million of cash at closing. Weinmaster has been a solid addition to our House Plans business. House Plans showed revenues of $4.3 million for the year, and its growth of 266 percent was both organic and due to three quarters of the acquired Abbisoft. We believe this acquisition has gone well. The software products (now absent Allume) showed fiscal year revenues of $9.5 million, up 8 percent over last year.

We continue towards these goals: One, focus on the highest gross parts of our business as part of our goal to increase the mix of online business as a percent of sales. Two, implement cost reductions related to the disposition of Allume and our focus on online opportunities. Three, use our assets to engage in transactions that increase our presence in House Plans and other content that uses the Internet as a primary distribution channel.

As of last week, we had a total of approximately $12.5 million in cash, cash held in escrow and investments from the sale of Allume. Our cash balances have remained in the mid-nine million dollar range throughout September as a result of significantly lower operating expense and positive cash flow from house plans.

I would like now to turn to an update on the progress of our business initiatives.

One, we will increase our online distribution as a way of increasing gross margin in profit. With the growth of House Plans revenues and our future plans, we remain focused on increasing this key source of revenue and profitability. Our goal for fiscal 2006 is to generate 70 percent of our revenue via online sales by the end of the year. Our investments in technology, people and assets will allow us to continue to increase online sales into 2006. Two, we are focused on eliminating expense in slower growing businesses and supporting the most profitable segment of our business. We will continue to invest in House Plans and the Internet as part of our overall strategy of generating operating earnings in fiscal 2006. Three, we will continue to invest in content, services and products as a path to increased operating margins. We're also looking to acquire properties and assets that will fuel the revenue growth in our House Plans business. Gross margins in this business grew over the year to 58 percent. We expect to improve gross margins in this business to target a 65-percent gross margin in 2006.

That has been our ongoing strategy. We will continue to evaluate opportunities and expect to be active in the acquisition of products, domain names content and complimentary businesses. Based on these initiatives, we expect to achieve our goal of substantial profitability in fiscal 2006.

Now I'd like to turn over the presentation to Bob for a more detailed discussion of our financial performance. Bob?

Robert O'Callahan:	Thank you, Martin.

Our statement of operations for this year has $13.9 million in sales, post Allume, with $9 million of gross margin. Just to put this in context, on a pro forma basis, if we would have retained Allume, which is a discontinued operation, our revenues would have been $23.3 million in revenues compared to $12 million last year. The 39-percent year-over-year growth that we report was divided between software lines at 8 percent, while in House Plans the growth was in triple digits, 266 percent. While we do not track the organic growth absent the acquisition of Abbisoft, we believe it is in the 150 to 160-percent range.

Gross margins for software improved 2.6 percentage points, and margins for House Plans improved 7.6 percentage points. But with the House Plans gross margin lower than software, the growth in the House Plans business kept the mix and the overall margin improvements at 1.3 percentage points. Our $8.9 million in gross profit was exceeded by our $13 million in operating expenses for an operating loss of $4 million. The majority of our $6.4 million in sales and marketing expense is within the software business, where we maintain direct and indirect distribution channels requiring marketing sales and promotional expenses and 18 of our existing staff. The House Plans marketing is historically less costly, but we do have an active marketing and customer acquisition program there also.

The $4.0 million dollars of G&A over the year involves management, shared services such as finance, the normal administrative costs of running a business and the special cost of public firm compliance. Our $1.7 million expense shown in R&D involves software development work. I should note that overhead expense in 2005 involves a reclassification of previously Allume-assigned overhead of $1.1 million. This was assigned back on the income statement to the continuing businesses. This is one of the fiscal year 2005 income statement effects of the July Allume transaction that increased the IMSI allocated operating loss due to the discontinued operation.

I should note while talking about the Allume transaction that this was the sale of an entire business unit, including staff and the related expenses. You will note in our 10-KSB filing that 33 employees departed with that sale. Our base operating expenses are significantly lowered as a result of the departure of this business unit.

The ArtToday earnout payment classified as gain from sale (involving Jupitermedia) was the primary factor cutting our operating loss to a bottom line loss of $1.8 million. Our EBITDA for fiscal year 2005 was a negative $328,000.

On the balance sheet, we reported June 30 assets of $26 million, with $5 million of that in cash. We show a $2 million additional receivable from Jupitermedia on the books as of that date, and this payment was received in full on August 15. Our single largest June 30 asset is the $12 million relating to the sale of Allume on July 1, which was not cash or stock as of June 30. From acquisitions in both sides of the business, our balance sheet shows $4.6 million in intangible assets, including goodwill. Our liabilities on the balance sheet include $2.7 million in Allume-related short-term debt, which was eliminated during the current quarter.

I would now like to turn the call over to Gordon Landies, our President. Gordon?

Gordon Landies:	Thank you, Bob. I'd like to start by reviewing the sales progress in our two core businesses for fiscal 2005 and then comment on the progress that we're making in these businesses.

As mentioned, sales for the fiscal year were 39 percent higher than 2004 from the existing businesses when you exclude the discontinued operations. The software segment of our business grew 8 percent to $9.5 million. This growth was due to increased distribution of our core TurboCAD and DesignCAD products and mailings from increased sales - international sales in Europe. Actually, the sales from our CAD products grew significantly greater than that, and that 8-percent sales growth needs to be reflected or adjusted for the decrease in other business utilities and products. The growth in CAD and Precision Design products were significantly higher than 8 percent when offset by the decline of the other business solution products.

International software sales grew 33 percent from $1.8 million in fiscal 2004 to $2.3 million in fiscal 2005. We expect international revenue to continue to grow in 2006 due to expanded distribution in Germany, an additional sales growth in the U.K., and primarily sales growth that we're experiencing in all of Europe. Domestic software sales grew 2 percent, from $7.1 million to just slightly over $7.2 million. We expect modest growth in software sales from increased sales in the direct marketing channel and from focused introduction of new products, such as our new IMSI PDF to Word product, which we launched this week. We plan to leverage our existing legacy sales channels to increase the overall profitability of this business.

Turning to the House Plans division of our company - house plan sales grew 266 percent over the prior year, from $1.2 million to $4.2 million. Based on the sales at houseplans.com, globalhouseplans.com, homeplanfinder.com and new revenue streams, we expect sales in the existing House Plans business to grow significantly before acquisitions in 2006. We continue to receive a high percentage of our traffic from nonpaid searches from our core domain names and due to the high ranking of our sites. As of this week, three of our House Plans sites are ranked number two, three and four on Google under the - under the search word "house plans", and houseplans.com has climbed to the number one ranking on MSN for the first time ever.

In addition, we have reached several key milestones during the last 90 days, including an increase in our content library to over 21,000 plans, the largest collection of online plans in the world, and increased traffic targets, improved sales prices per transaction and the launch of our advertising across most of our key revenue-generating web sites in August with Google search words and direct at placement through selected and key advertising partners.

In conclusion, we have made progress in each of the core businesses in 2005. We continue to review our plans to grow the revenue significantly while increasing our profit margins and the contribution of each business.

And now I'd like to turn it back over to you, Martin.

Martin Wade:
Thanks, Gordon. To summarize, we are pleased with the continued progress we've made with the Company during fiscal year 2005, and obviously with the sale of Allume. With respect to our plans in 2006, I would like to cover some of the goals that we have set for ourselves.

One, we will continue to focus on and invest in the highest growth parts of our business, drive to increase our online businesses to be 70 percent of sales. We will focus on getting more online traffic through partnerships and acquire businesses and web sites that can be added to our existing businesses with significant synergies. A key part of achieving our shift to online business will be the completion of the merger with Access Media. As discussed earlier, we are in the process of completing the proxy segment, which will be mailed to shareholders in the fall. We will give an update on the Access Media business once the proxy statement is filed and at the next Earnings Release, which we anticipate to be in mid-November. Two, we will continue to deliver top-line revenue growth while we continue to reduce expenses, so as to generate bottom-line profits and positive cash flow. Three, our balance sheet will strengthen as we converted Allume to ready cash. So we have the assets to invest in expanding our businesses as we see the opportunities. Four, finally, as sales momentum continues and we continue to gain more operating efficiencies, those successes will be reflected in operating income.

Now I'd like to open up the call for questions.

Operator:	… We'll take our first question from the Aram Fuchs with Fertile Mind Capital. Go ahead, please.

Aram Fuchs:
Yes, you were going to give us more details on this Access Media acquisition, as it's going to represent certainly half of the new company. You know, we love to hear things about assets, employees, things like that. And just a second question related to in the 10-K you mentioned that you'll fund up to $3 million before shareholder approval. I was wondering IMSI will get collateral on that $3 million loan?

Wade:
Let me answer the second one first, Aram. Yes, we will, in the form of a note. Secondly, going back to your first question. I'd love to give you that kind of data, and I will be giving you that data and much, much more in the proxy statement. Until I do that, however, I am not allowed by the regulations to disclose that information. It has to come to you and all the shareholders by way of the proxy statement. That's the most efficient and safe way, according to counsel, for us to distribute that information to you.

Aram Fuchs:	OK. Well, I've certainly seen quite a few companies do it in an 8-K or a press release.

Wade:
Well, we have done a Press Release, and we think we've given the information in the initial Press Release, then of course within an 8-K. At this point, we'd like to cover the rest in one final step in the proxy statement.

Aram Fuchs:	OK, well, I'll certainly be reading that. Thank you.

Operator:	Moving next to the site of Anthony Marchese with Monarch Capital. Please go ahead.

Anthony Marchese:	Yes, hi. Good afternoon. I just wanted to clarify something, and perhaps I heard it wrong. You said net income positive in 2006?

Wade:	We didn't mean to say that if we did.

Anthony Marchese:	OK, I thought I heard you say you would be - you would be very profitable in 2006, and I wasn't sure what that meant.

Wade:	Yes, that's what we did say.

Anthony Marchese:	OK, well, I'm not sure what that means, I guess.

Wade:
Yes - it just means what we said. We're going to be profitable. I'd rather not say whether that's operating profits, net profits. We intend to be profitable, and we're not giving guidance at this time because of the massive change that we'll go through once we have Access Media close. We will be back to consider that issue and be back to the shareholders post to closing if we feel it's at that time appropriate to give guidance.

Anthony Marchese:	OK. Thank you.

Operator: …	And it appears that we have no questions or comments at this time.

Wade:	Thank you. I would like to say thank you for everyone who attended the call and for the questions, and we look forward to speaking with you again at our next quarter.